Consent of Independent Registered Public Accounting Firm
The Board of Directors
MEMC Electronic Materials, Inc.:
We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal controls over financial reporting dated February 29, 2012, except as it relates to the restructuring, impairment and other charges disclosed in Note 3, the goodwill and intangible assets disclosed in Note 12, the reportable segments disclosed in Note 22, and the subsequent events disclosed in Note 23 as to which the date is May 9, 2012, incorporated by reference herein.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for multiple-deliverable arrangements as of January 1, 2011 due to the adoption of Accounting Standards Update No. 2009-13, Multiple-Deliverable Revenue Arrangements (an amendment to FASB Accounting Standards Codification Topic 605-25).

The Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, (included in FASB Accounting Standards Codification (ASC) Topic 810, Consolidation, as of January 1, 2010).

/s/ KPMG LLP
St. Louis, Missouri
August 23, 2012